As filed with the Securities and Exchange Commission on September 2, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JUNIPER NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0422528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1133 Innovation Way

Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

Aurrion, Inc. Amended and Restated 2008 Equity Incentive Plan

(Full title of the plan)

Brian M. Martin, Esq.

Senior Vice President, General Counsel and Secretary

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, California 94089

(408) 745-2000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Louis Lehot, Esq. DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 (650) 833-2330	Robert Mobassaly, Esq. Juniper Networks, Inc. 1133 Innovation Way Sunnyvale, California 94089 (408) 745-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.00001 par value per share (“Common Stock”), reserved for issuance pursuant to the Aurrion, Inc. Amended and Restated 2008 Equity Incentive Plan (the “Aurrion Plan”)	2,234,924 shares (2)	$23.12	$51,671,442.88 (3)	$5,204.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Aurrion Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Pursuant to the Agreement and Plan of Merger dated as of July 28, 2016, by and among the Registrant, Aurrion, Inc. (“Aurrion”), Aardvark Acquisition Corp. and certain other parties, the Registrant assumed all outstanding stock options and restricted stock unit awards granted under the Aurrion Plan and such stock options or restricted stock units were automatically converted into option awards or restricted stock units (as applicable) in respect of shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares of each such option or restricted stock unit.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of $23.12 per share, the average of the high and low prices of the Registrant’s common stock on August 31, 2016, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the Aurrion Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 19, 2016;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in clause (1) above (other than the portions of these documents not deemed to be filed); and

(3)	The descriptions of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 22, 2009, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. The effect of this provision is to eliminate the personal liability of directors to the corporation or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. The Registrant’s restated certificate of incorporation contains such a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.

Delaware law also provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful. In addition, under Delaware law, in general, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Additionally, under Delaware law, a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant, any predecessor of the Registrant or any subsidiary of the Registrant as a director or officer at another entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. However, the aforementioned indemnification applies only if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s amended and restated bylaws also provide that the Registrant may, but is not required, to provide the above indemnification (subject to the same qualifications) with respect to persons who are or were serving at the request of the Registrant or any predecessor or subsidiary of the Registrant as an employee or agent of another entity.

The Registrant’s amended and restated bylaws further provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant or any predecessor or subsidiary of the Registrant, to procure a judgment in the Registrant’s favor, by reason of the fact that he or she is or was a director or officer of the Registrant or any predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant or predecessor or subsidiary of the Registrant, as a director, officer, employee or agent of another entity, against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit. However, this indemnification applies only if the indemnified person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, any predecessor of the Registrant, or any subsidiary of the Registrant and no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Registrant, any predecessor of the Registrant, or any subsidiary of Registrant, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that such person is entitled to such indemnity. The Registrant’s amended and restated bylaws also provide that the Registrant may, but is not required, to provide the indemnification described in this paragraph (subject to the same qualifications) with respect to persons who are or were serving as employees and agents of the Registrant or any predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant or any predecessor or subsidiary of the Registrant as a director, officer, employee or agent of another entity.

The Registrant’s amended and restated bylaws also provide that the Registrant shall advance to a director, officer, employee or agent of the Registrant the expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.

The Registrant’s amended and restated bylaws also provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or predecessor or subsidiary of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the indemnification provisions of the Registrant’s amended and restated bylaws.

Pursuant to the authority provided in the Registrant’s restated certificate of incorporation and amended and restated bylaws, the Registrant has entered into indemnification agreements with each of its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains insurance policies which insure its officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s restated certificate of incorporation and amended and restated bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Juniper Networks, Inc. Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 26, 2014)

4.2	Amended and Restated Bylaws of Juniper Networks, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s report on Form 8-K, filed with the Commission on February 5, 2016).

4.3	Aurrion, Inc. Amended and Restated 2008 Equity Incentive Plan.

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on September 2, 2016.

JUNIPER NETWORKS, INC.

By:	/s/ RAMI RAHIM
Rami Rahim
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Rami Rahim, Brian Martin, and Kenneth Miller, jointly and severally, as his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAMI RAHIM
Rami Rahim	Chief Executive Officer and Director (Principal Executive Officer)	September 2, 2016

/s/ KEN MILLER
Ken Miller	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 2, 2016

/s/ TERRANCE F. SPIDELL
Terrance F. Spidell	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	September 2, 2016

/s/ SCOTT KRIENS
Scott Kriens	Chairman of the Board of Directors	September 2, 2016

Pradeep Sindhu	Chief Technical Officer and Vice Chairman of the Board of Directors

/s/ ROBERT M. CALDERONI
Robert M. Calderoni	Director	September 2, 2016

/s/ GARY DAICHENDT
Gary Daichendt	Director	September 2, 2016

Signature	Title	Date

/s/ KEVIN DENUCCIO
Kevin DeNuccio	Director	September 2, 2016

/s/ JAMES DOLCE
James Dolce	Director	September 2, 2016

/s/ MERCEDES JOHNSON
Mercedes Johnson	Director	September 2, 2016

/s/ RAHUL MERCHANT
Rahul Merchant	Director	September 2, 2016

/s/ WILLIAM R. STENSRUD
William R. Stensrud	Director	September 2, 2016

EXHIBIT INDEX

Exhibit Number	Description

4.1	Juniper Networks, Inc. Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 26, 2014)

4.2	Amended and Restated Bylaws of Juniper Networks, Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s report on Form 8-K, filed with the Commission on February 5, 2016).

4.3	Aurrion, Inc. Amended and Restated 2008 Equity Incentive Plan.

5.1	Opinion of DLA Piper LLP (US)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto).